                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933



                             PITT-DES MOINES, INC.
            (Exact name of registrant as specified in its charter)


 Commonwealth of Pennsylvania                         25-0729430
  (State or other jurisdiction of                   (IRS Employer
  incorporation or organization)                   Identification No.)


 3400 Grand Avenue, Pittsburgh, Pennsylvania             15225
      (Address of Principal Executive Offices)         (Zip Code)

                             PITT-DES MOINES, INC.
                             DIRECTORS STOCK PLAN
                           (Full title of the plan)

               R. A. Byers, Vice President Finance and Treasurer
                             Pitt-Des Moines, Inc.
                               3400 Grand Avenue
                             Pittsburgh, PA  15225
                    (Name and address of agent for service)

                                 (412) 331-3000
         (Telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

============================================================================
                                  Proposed     Proposed
    Title of                      maximum      maximum
    securities        Amount      offering     aggregate        Amount of
    to be             to be       price        offering         registration
    registered        registered  per share    price            fee
- --------------------  ----------  -----------  ---------------  ------------
    Common Stock         100,000   $42.50(1)    $4,250,000(1)     $1,465.52
    (no par value)    shares
============================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). The price has been determined in accordance with Rule 457(c) which is the average of the high and low prices of the Common Stock on the American Stock Exchange on September 26, 1996.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         Pitt-Des Moines, Inc. (the "Corporation") hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below. The Corporation also incorporates by reference, from the date of filing of such documents, all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

         (a) The latest annual report of the Corporation filed pursuant to
             Section 13(a) or 15(d) under the Exchange Act;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

         (c) The description of the Common Stock, no par value, of the Corporation contained in the Corporation's registration statement filed under Section 12 of the Exchange Act including any amendment or report filed for the purpose of updating such description.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

          Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). Sections 1741 (relating to third party actions) and 1742 (relating to derivative actions) of the BCL provide that, unless otherwise restricted by its bylaws, a business corporation shall have the power to indemnify any person who is made a party to a third-party or derivative action, respectively, by reason that such person is or was a representative of the corporation. The BCL defines representative to mean a director, officer, employee or agent thereof (a "Representative"). The sections further state that the corporation is authorized to indemnify the Representative against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action. However, the Representative must have acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation; and with respect to any criminal proceeding, the Representative must have had no reasonable cause to believe his or her conduct was unlawful.

          Section 1743 of the BCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney's fees) in connection with the claim or action.

          Section 1746(a) states that the statutory rights of indemnification shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, or otherwise. However, 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation may not provide indemnification in the case of willful misconduct or recklessness.

          The BCL, in Section 1747, also authorizes corporation to purchase and maintain insurance on behalf of a Representative whether or not the corporation would have the power to indemnify him or her. Such insurance is declared to be consistent with Pennsylvania's public policy.

          The Corporation's Bylaws provide that the Corporation shall indemnify (including the advancement of expenses) to the full extent authorized or permitted by law any current or former director or officer with respect to his or her acts in that or related capacities.

          The Corporation's Bylaws provide that a director of the Corporation shall not be personally liable for monetary damages for breach of fiduciary duty as a director for any act or failure to act unless such breach or failure to perform constitutes self dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of the Corporation does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

          Policies of insurance are maintained by the Corporation under which the directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.   Exemption From Registration Claimed

          Not applicable.

Item 8.   Exhibits

          5.1 Opinion of Buchanan Ingersoll Professional Corporation as to the legality of the Common Stock issued pursuant to the Plan (filed herewith)

         23.1 Consent of Independent Auditors, Ernst & Young LLP (filed herewith)

         23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in their opinion filed as Exhibit 5.1 hereto)

         24.1  Powers of Attorney (filed herewith on the signature page)

Item 9.   Undertakings

          The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures


Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on September 25, 1996.

                                             PITT-DES MOINES, INC.


September 25, 1996                          By:  /s/      Wm. W. McKee
                                               ---------------------------------
                                                          Wm. W. McKee
                                                           President
                                                     Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Wm. W. McKee, R. A. Byers and P. O. Elbert, each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

  Signatures              Title                       Date

Principal Executive Officer and Director:


 /s/ Wm. W. McKee         President, Chief            September 25, 1996
- ----------------------    Executive Officer and
     Wm. W. McKee         Director


Principal Financial and Accounting Officer:


 /s/ R. A. Byers          Chief Financial Officer     September 25, 1996
- ----------------------    and Chief Accounting
     R. A. Byers          Officer

  Signatures              Title                       Date

Other Directors:

                         Director                   September 25, 1996
- ----------------------
     J. C. Bates


/s/  R. W. Dean          Director                   September 25, 1996
- ----------------------
     R. W. Dean


/s/  P. O. Elbert        Director                   September 25, 1996
- ----------------------
     P. O. Elbert


/s/  W. R. Jackson       Director                   September 25, 1996
- ----------------------
     W. R. Jackson


/s/  W. R. Jackson, Jr.  Director                   September 25, 1996
- -----------------------
     W. R. Jackson, Jr.


/s/  W. E. Lewellen      Director                   September 25, 1996
- -----------------------
     W. E. Lewellen


/s/  A. J. Paddock       Director                   September 25, 1996
- -----------------------
     A. J. Paddock


/s/  J. W. Robinson      Director                   September 25, 1996
- -----------------------
     J. W. Robinson


/s/  P. J. Townsend      Director                   September 25, 1996
- -----------------------
     P. J. Townsend

                                 Exhibit Index


5.1 Opinion of Buchanan Ingersoll Professional Corporation as to the legality of the Common Stock issued pursuant to the Plan (filed herewith)

23.1 Consent of Independent Auditors, Ernst & Young LLP (filed herewith)

23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in their opinion filed as Exhibit 5.1 hereto)

24.1 Powers of Attorney (filed herewith on the signature page)